Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Company Name	Jurisdiction

908 Devices Securities Corporation	Massachusetts
908 Devices GmbH	Germany
908 Devices (Shanghai) Technology Co., Ltd	China